EXHIBIT 10.79

                     EXCLUSIVE RADIOLOGY SERVICES AGREEMENT
                     --------------------------------------

         AGREEMENT made as of the 25th day of October, 2005 by and between THE SAGEMARK COMPANIES LTD., a New York corporation with offices at 1285 Avenue of the Americas, 35th Floor, New York, New York 10019 (the "Company") and MICHAEL FAGIEN, M.D., an individual residing at 7426 Floranada Way, Delray Beach, Florida 33446 (the "Radiologist").

                              W I T N E S S E T H :
                              ---------------------

         WHEREAS, the Company, through its wholly owned subsidiary, Premier P.E.T. Imaging International, Inc. ("Premier") owns, operates and/or manages several outpatient medical diagnostic imaging centers in New York, New Jersey, Kansas and Florida (the "PET Centers") and intends to acquire or open additional diagnostic imaging centers throughout the United States (the "Additional PET Centers"), including diagnostic imaging centers in the State of Florida (the "New Florida Centers"); and

         WHEREAS, the PET Centers utilize positron emission tomography ("PET") or PET/computed tomography ("CT") imaging scanners, and the Company contemplates that the Additional PET Centers (including the contemplated New Florida Centers), will also utilize PET or PET/CT imaging scanners; and

         WHEREAS, Radiologist has special expertise in radiology and nuclear medicine and has been and is currently engaged in rendering reading and interpretative radiological vices with respect to diagnostic imaging scans produced by a variety of medical diagnostic imaging equipment, including PET and PET/CT imaging scanners; and

         WHEREAS, the Company is desirous of engaging the services of Radiologist to perform radiology and related professional services for the New Florida Centers, and certain of the PET Centers and Additional PET Centers, and Radiologist is willing to be engaged to perform such services, all on and subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the parties hereto do hereby agree as follows:

                                    ARTICLE 1
                            RETENTION OF RADIOLOGIST
                            ------------------------

         1.1. During the Term (hereinafter defined) of this Agreement and subject to the terms and conditions hereof (including the non-compete restrictions referred to in Section 11.4 hereof), the Company hereby retains Radiologist, and Radiologist hereby agrees to such retention, to perform all

Services (hereinafter defined) for all New Florida Centers, and any of the PET Centers and/or Additional PET Centers as may be designated by the Company from time to time during the Term of this Agreement (all such imaging centers for which Radiologist will perform Services under this Agreement are referred to herein as the "Covered PET Centers"). Radiologist will render all radiology services (i.e., reading and interpreting all PET, CT, PET/CT, or other imaging modality scans), exclusively for the Company during the Term of this Agreement, will devote such portion of his business time, effort and attention as is necessary to perform the Services provided for under this Agreement and will not render any such radiology services to any third party during the Term of this Agreement (except as provided in Section 1.3 below).

         1.2. During the period that the restrictive covenant contained in that certain Professional Services Agreement dated as of October 22, 2002 between National PET Management Scan, L.L.C. ("National PET") and Radiologist remains in force and effect and binding upon Radiologist, Radiologist will select (subject to the Company's approval), train and supervise another qualified radiologist to read and interpret all PET and/or PET/CT scans that are performed at any New Florida Center which is located within the geographical area covered by such restrictive covenant. Radiologist will notify the Company, in writing, of the date on which the aforementioned restrictive covenant is no longer in force and effect and binding upon Radiologist.

         1.3.     Consistent with the exclusivity provisions contained in
Section 1.1 hereof, Radiologist will, on the date hereof, provide a one-hundred-eighty (180) day notice to RCOA of the termination of that certain Professional Services Agreement dated as of May 1, 2005 between Advanced Diagnostic Imaging Professional Services, P.L.L.C. ("ADIP") and RCOA (the "RCOA Professional Services Agreement") (and will provide a copy of such notice to the Company). Radiologist will use his best efforts to hire, train and supervise another radiologist to perform and render all services required of ADIP under the RCOA Professional Services Agreement, and will discontinue, as soon as possible after the date hereof (but not later than sixty (60) days from the date hereof), providing any radiology services to ADIP pursuant to the RCOA Professional Services Agreement. Radiologist will notify the Company when he discontinues reading and interpreting imaging scans, as aforesaid. Notwithstanding the foregoing, Radiologist will discontinue all such radiology, training and supervisory services to ADIP upon the earlier of the end of the term of the RCOA Professional Services Agreement, or the date on which the restrictive covenant by which Radiologist is bound under the RCOA Agreement is no longer in force and effect (the "RCOA Termination Date"). Furthermore, notwithstanding the foregoing, Radiologist will cause ADIP to provide notice to RCOA Florida of any breach or default of RCOA Florida under the RCOA Professional Services Agreement upon the occurrence thereof (and will provide a copy of such notice to the Company) and, if any such breach or default is not cured by RCOA Florida pursuant to the terms of such agreement, Radiologist will cause ADIP to terminate the RCOA Professional Services Agreement (and will advise the Company of the date of any such termination).

         1.4. In consideration of the time and effort you will be required to expend in connection with the training and supervising activities provided for in Section 1.3 hereof, the Company will pay to you a fee of $100 for each imaging scan read and interpreted by the other radiologist referred to in
Section 1.3 (the "Training Fee"), for so long as such other radiologist reads and interprets such imaging scans, which Training Fee will be payable to you monthly, within 15 days after the end of each month during the Term hereof, subject to Radiologist providing the Company with a report of all such imaging scans read and interpreted by such other radiologist on or before the fifth day of the month immediately following the month in which such imaging scans were read and interpreted by such other radiologist. Radiologist will notify the Company, in writing, upon the occurrence of the RCOA Termination Date.

                                    ARTICLE 2
                             RADIOLOGIST'S SERVICES
                             ----------------------

         2.1. During the Term of this Agreement, Radiologist's services to the Company under this Agreement (in addition to the selection, training and supervisory services referred to in Sections 1.2 and 1.3 hereof) will consist of
(i) reading and interpreting all PET and PET/CT scans performed at the Covered PET Centers (the "Imaging Scans"), (ii) preparing and transcribing written reports and other related information relating to such Imaging Scans, (iii) preparing, providing and filing of all additional or supplemental written reports that may be required or appropriate with respect to such Imaging Scans and/or for improved patient care, licensure, accreditation, reimbursement or based upon other reasonable requests of the Company, (iv) consulting with the Company (and others reasonably designated by it) with respect to all of the aforementioned reports, (v) consulting with the Company with respect to such reports and/or with referring physicians who may request explanations with respect to such reports, and (vi) all such other services reasonably relating to the foregoing (collectively, the "Services").

         2.2. Radiologist will be available to timely read and interpret, and render reports with respect to, all such imaging scans and will transcribe and provide the Company with such reports within 24 hours after Radiologist's receipt of an Imaging Scan (or sooner in special circumstances upon the Company's request).

         2.3. Radiologist will read and interpret all Imaging Scans from Radiologist's Florida residence or, upon the Company's request, from any facility hereafter acquired or established by it which is located in Broward or Palm Beach County, Florida and will not be required to be present on site outside of Florida for such purposes.

         2.4. Radiologist will be available to the Company to respond to questions and inquiries pertaining to all Imaging Scans and Radiologist's reports with respect thereto and will consult with the Company and make recommendations with respect to the operating procedures and protocols in regard to the performing of Imaging Scans at the Covered PET Centers, including advising the Company with respect to current and future PET and/or PET/CT imaging equipment and the repair, maintenance and operation thereof. Radiologist will, in addition to the foregoing, regularly report his activities and consult with the Company's Chief Executive Officer.

         2.5. At all times during the Term hereof, Radiologist will maintain, at his expense, all medical and other licenses and certifications required to perform the Services, including such licenses and certifications as may be necessary to permit Radiologist to use and inject into patients nuclear and other radioactive materials in connection with the Imaging Scans.

         2.6. Radiologist will perform the Services in a timely, proper and professional manner and in compliance with all Federal, state and local laws, rules and regulations and in compliance with all prevailing applicable standards of care.

         2.7. Radiologist will perform his services hereunder as an independent contractor and not as an employee or agent of the Company. Radiologist will not have any authority to bind or otherwise obligate the Company (or Premier or any other subsidiary of the Company or any entity which owns, operates or manages any of the Covered PET Centers) and will be solely responsible for all withholding, income, unemployment insurance, social security and other like Federal and state taxes with respect to the compensation paid to the Radiologist by the Company under this Agreement.

                                    ARTICLE 3
                             BILLING AND COLLECTING
                             ----------------------

         3.1. All Imaging Scans performed at the Covered PET Centers which are read and interpreted by Radiologist under this Agreement will be billed by the Company (or the entity that is conducting its medical practice at any such imaging center, or which otherwise owns, operates or manages any such imaging center) exclusively in its (or their) own name and with its (or their) own provider number, to the patient (or its insurer) for both the professional and technical components for the Services relating thereto in accordance with the requirements or preferences of such patient or insurer or, if none exists, in the manner determined by the Company. All revenues, reimbursements, and other payments received by the Company (or any such entity) in payment of all of the aforementioned bills will be the sole and exclusive property of the Company (or such entity) and Radiologist will execute and deliver to the Company all forms of assignment or other required confirmations or instruments necessary to enable the Company (or such entity) to collect such payments or other revenues. In the event that any such revenues, reimbursements, or other payments for such Services are received by Radiologist (or any entity with which Radiologist is affiliated), Radiologist will promptly remit such funds to the Company (or such entity), together with back-up documentation with respect thereto.

         3.2. Radiologist is a participant in various third party payment plans and programs including, without limitation, Medicare, Medicaid, health maintenance organizations and preferred provider organizations. Radiologist hereby agrees to cooperate fully with the Company and to provide assistance to the Company, and the entity that is conducting its medical practice at the Covered PET Center, or which otherwise owns, operates or manages any such imaging center, with respect to complying with all requirements for properly submitting reimbursement and payment claims in accordance with all payor requirements for professional and technical billing for the Services.

                                    ARTICLE 4
                                      TERM
                                      ----

         4.1. The term of this Agreement shall be five (5) years commencing as of October 23, 2005 and terminating on October 22, 2006 (the "Initial Term"), subject to renewal as provided in Section 4.2 below and earlier termination as provided in Section 4.3 below.

         4.2. The Initial Term of this Agreement will be automatically renewed, as applicable, for (i) three successive two year periods unless either party provides the other with notice of its intent not to renew the Agreement upon the expiration of the Initial Term, or any such renewal period, not less than twelve (12) months prior to the expiration of such Initial Term, or any such renewal period, or (ii) five years if, on or before October 22, 2010, there are five New Florida Centers which have commenced their operations by such date (i.e., performed a PET scan on a patient for a fee). The Initial Term and any such renewal period shall be referred to herein as the "Term".

         4.3. Pursuant to the provisions of Section 4.1 above, the Term of this Agreement shall terminate on the earlier to occur of any of the following events:

                  (a)      The death of Radiologist;

                  (b) The Permanent Disability (hereinafter defined) of Radiologist as provided in Article 9 hereof; or

                  (c) The failure and/or refusal of Radiologist to perform his Services or comply with his obligations under this Agreement and/or any breach of any of his representations, warranties or covenants under this Agreement, provided that, with respect to any such failure, refusal or breach which is curable, Radiologist is given notice thereof by the Company and fails to cure any such breach within thirty (30) days after such notice; or

                  (d) A final conviction of Radiologist for a felony or other crime involving embezzlement, fraud or misappropriation of funds, in all of such instances to the extent such crimes involve the Company or its subsidiaries or affiliated companies (or any entity which owns, operates or manages any Covered PET Center); or

                  (e) The revocation or other impairment of any license issued to Radiologist which is required to enable Radiologist to render the Services hereunder or the failure to obtain any required license or certification therefor; or

                  (f) Upon and subject to notice from the Company, in the event of the termination of that certain Executive Employment Agreement of even date hereof between the Company and Radiologist; or

                  (g) The delivery of notice to the Company by Radiologist of the termination of this Agreement for any breach or default by the Company of any of its representations, warranties, obligations or covenants under this Agreement; provided that, with respect to any such breach or default which is curable, any such breach or default is not cured within thirty (30) days after such notice from Radiologist.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         5.1. In order to induce the Company to enter into this Agreement, Radiologist hereby represents and warrants to the Company as follows:

                  (a) Radiologist has all requisite power and authority necessary for, and has taken all required action with respect to, the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and this Agreement, when executed and delivered by Radiologist, will constitute a valid and legally binding obligation of Radiologist, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors' rights and by general principles of equity.

                  (b) Neither the authorization, execution, delivery and/or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will violate or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any judgment, order, writ, decree, instrument, document or other agreement to which Radiologist or ADIP, is a party or by which he or it is a party or by which either of them are bound, or an event which will create rights of acceleration, termination, cancellation, default or loss of rights thereunder.

                  (c) Neither Radiologist nor ADIP is subject to any injunction, writ, judgment, order or decree of any court or governmental or other body which in any way relates to this Agreement or the transactions contemplated hereby. Neither Radiologist nor ADIP is a party or otherwise subject to any action, suit or proceeding in any way relating to this Agreement or the transactions contemplated hereby nor, to the best knowledge of Radiologist, is any such action, suit or proceeding threatened against Radiologist or ADIP.

                  (d) Radiologist has not previously been, nor is currently, suspended, excluded or otherwise debarred from participation in any third party payor program including, without limitation, Medicare, Medicaid or any health maintenance organization, preferred provider panel or similar such entity or panel of participating providers in any insurance health plan.

                  (e) Radiologist is (i) duly licensed to practice medicine in the State of Florida, (ii) is board certified in Nuclear Medicine only, (iii) is a provider in good standing under the Medicare program, and (iv) is not currently the subject of an action by any state licensing agency, specialty board, third-party payor or health maintenance organization, which action seeks to limit, suspend, or disqualify Radiologist from the practice of medicine or participating in such organization, and (v) is not prohibited from providing any of the Services to be provided hereunder pursuant to any contract, agreement or arrangement to which Radiologist is a party or by which it is bound, except as set forth in detail on Exhibit A hereto.

                  (f) Radiologist has not performed any service, or omitted to do so, which would constitute a claim for malpractice with respect to any radiology services performed by Radiologist during the Prior Tail Period (hereinafter defined) and Radiologist has not received any notice of any claim for malpractice in connection therewith with respect to such period.

         5.2. In order to induce Radiologist to enter into this Agreement, the Company hereby represents and warrants to Radiologist as follows:

                  (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, with full corporate power and authority to own and operate its properties and to carry on its business as presently conducted.

                  (b) The Company has all requisite power and authority necessary for, and has taken all required action with respect to, the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and this Agreement, when executed and delivered by the Company, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors' rights and by general principles of equity.

                  (c) Neither the authorization, execution, delivery and/or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation of the Company or violate or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any judgment, order, writ, decree, instrument, document or other agreement to which the Company is a party or by which it is bound, or an event which will create rights of acceleration, termination, cancellation, default or loss of rights thereunder.

                  (d) The Company is not subject to any injunction, writ, judgment, order or decree of any court or governmental or other body which in any way relates to this Agreement or the transactions contemplated hereby. The Company is not a party or otherwise subject to any action, suit or proceeding in any way relating to this Agreement or the transactions contemplated hereby nor, to the best knowledge of the Company, is any such action, suit or proceeding threatened against the Company.

                                    ARTICLE 6
                                  COMPENSATION
                                  ------------

         6.1. In consideration of the performance of Radiologist's Services under this Agreement, the Company will pay Radiologist a fee of Two Hundred Fifty Thousand Dollars ($250,000) in each year of the Term hereof (the "Annual Fee"), such fee being payable to Radiologist in equal monthly installments, in arrears. The first and last monthly installments of the Annual Fee shall be prorated based upon the number of days in each of such months (and the prorated Annual Fee for October 2005 in the amount of $6,164.38 will be paid to Radiologist on or before November 1, 2005).

         6.2. In addition to the Annual Fee, the Company will pay Radiologist a fee of $170 for each Imaging Scan read and interpreted by Radiologist in each year of the Term hereof in excess of the Threshold Amount (the "Additional Fee"). For purposes of this Agreement, the term "Threshold Amount" shall mean 1,470 PET scans. If, however, the total number of PET scans read and interpreted by Radiologist in each such year is less than 1,470 (the "Shortfall"), the Shortfall will be reduced by (i) calculating the difference between $250,000 and an amount equal to the number of PET scans read and interpreted by Radiologist during that period multiplied by $170 (the "Deficiency") and (ii) reducing the Deficiency an amount equal to the number of body part CT scans read and interpreted by Radiologist in such year multiplied by $75 per body part CT scan, until the Deficiency is eliminated (at which time the Threshold Amount will be achieved). At such time as the Threshold Amount has been achieved, Radiologist will receive, as part of the Additional Fee, an amount equal to $75 for each body part CT scan read and interpreted by Radiologist in each such year of the Term hereof in excess of those body part CT scans, if any, utilized in calculating the Threshold Amount, as aforesaid, (if no such body part CT scans are utilized in so calculating the Threshold Amount, Radiologist will receive payment, as part of the Additional Fee, in an amount equal to $75 multiplied by all body part CT scans read and interpreted by Radiologist in each such year).

         6.3. The Additional Fee shall be payable to Radiologist within the earlier of thirty (30) days after the end of each year during the Term hereof, or within thirty (30) days after the Threshold Amount is reached, if such event occurs prior to the end of any such year. If, however, the number of PET scans read and interpreted by Radiologist for two successive quarters exceeds 367 PET scans per quarter (and the Threshold Amount has not then been reached), the Company will pay Radiologist an advance against the Additional Fee in an amount equal to $170 times the number of such excess scans for the preceding quarter. If, at the end of any such year, such advance(s) exceeds the Additional Fee payable to Radiologist for such year, the amount of such excess will be deducted from the Annual Fee payable to Radiologist in the following year. Radiologist will provide the Company, within fifteen (15) business days after the end of each month during the Term of this Agreement, with a report setting forth the number of Imaging Scans read and interpreted by Radiologist in the prior month.

         6.4. Upon the expiration or any earlier termination of this Agreement (except for any such termination pursuant to Sections 4.3(c), (d), (e) or (f) but, with respect to Section 4.3(f), only if such termination results from a breach or default by Radiologist thereunder), and subject to the fee advance provisions in Section 6.3 above. Radiologist shall be entitled to receive the Additional Fee with respect to all Imaging Scans which have been read and interpreted by Radiologist as of such date to the extent that the number of such Imaging Scans exceeds the Threshold Amount as of such date. Any such Additional Fee payable to Radiologist will be paid to Radiologist within thirty (30) days after any such expiration or termination of this Agreement (and any amount, if any, owed by Radiologist to the Company in the last year of the Term hereof pursuant to the advance fee provisions of Section 6.3 above will be paid to the Company by Radiologist within thirty (30) days after the end of the Term hereof).

                                    ARTICLE 7
                                   INSPECTION
                                   ----------

         Each of the parties hereto shall have the right to inspect and copy the books and records of the other pertaining to the compensation payable to Radiologist hereunder and the number of Imaging Scans read and interpreted by Radiologist hereunder upon reasonable prior notice and during normal business hours. Any such inspection shall be conducted at the expense of the party conducting any such inspection and all information and documentation obtained in connection therewith will be subject to the confidentiality provisions contained in Article 9 hereof.

                                   ARTICLE 8
                                   INSURANCE
                                   ---------

         For and in consideration of Radiologist's services hereunder, the Company shall and hereby does agree to provide, at the Company's sole cost and expense, professional and general liability insurance in the following minimum coverage amounts and types. The Company shall provide professional liability insurance coverage in the minimum coverage amounts of $1,000,000 per occurrence and $3,000,000 in the aggregate (or such higher amounts as required by third party payors and/or governmental entities with which the Company desires to contract) with deductible limits customary and appropriate for the community served by the Company and the Radiologist. Such insurance coverage will be in the name of the Radiologist and, in the discretion of the Company, the Company may purchase and acquire a separate binder that includes the Company as an additional insured. Such professional malpractice insurance shall include 'full prior acts coverage' in effect to the last day of Radiologist's employment with the University of Florida School of Medicine, which is on or about June 30, 2000, or, in the Company's sole and exclusive discretion, the Company may purchase one or more 'tail' policies to any and all professional malpractice insurance policies in effect for or on behalf of Radiologist since the last day of Radiologist's employment with the University of Florida School of Medicine. Such professional malpractice coverage shall be continued throughout the Term of this Agreement and shall be maintained by the Company for a period following the expiration or termination of this Agreement, for any or no reason, equal to the then applicable statute of limitations in the State of Florida; provided, however, that the Company shall, in its sole and exclusive discretion, meet this obligation by (a) maintaining this professional malpractice insurance coverage following the termination or expiration of this Agreement for the then applicable period of the statute of limitations, (b) the purchase of 'tail' insurance if, at the time of the expiration or termination of the Agreement, the Company has then purchased 'claims made' insurance on behalf of the Radiologist or (c) the purchase of 'occurrences' based' insurance by and on behalf of the Radiologist. Notwithstanding anything else contained herein to the contrary, the parties acknowledge and agree that Radiologist's contract with National PET dated October 22, 2002 and as amended by that First Amendment dated effective January 1, 2004 requires, in Section 4.10 of that document, National to purchase ongoing professional malpractice insurance following the termination of that document effective as of October 22, 2005. Therefore, the Company shall be and hereby is subrogated to any and all claims by Radiologist for such insurance to the extent that Radiologist may transfer his rights thereunder. Finally, the Company shall, during the Term of this Agreement, provide general liability insurance coverage for Radiologist in minimum coverage amounts of $1,000,000 per occurrence and $1,000,000 in the aggregate with coverage binders to include (a) patient injury liability coverage and (b) hired/non-owned vehicle coverage.

                                    ARTICLE 9
                              PERMANENT DISABILITY
                              --------------------

         Notwithstanding anything to the contrary contained in this Agreement, if, during the Term hereof, Radiologist suffers a Permanent Disability (hereinafter defined), the Company shall continue to pay Radiologist the Annual Fee during the period of such disability, provided, however, that in the event Radiologist is so disabled for a period of sixty (60) consecutive days or ninety
(90) days in any year during the Term hereof (the "Disability Period") -1- , the Company may terminate this Agreement at any time after any such Disability Period. The term "Permanent Disability" shall mean the inability of Radiologist to perform a material portion of his Services under this Agreement as determined by an independent physician selected by the Company.

                                   ARTICLE 10
                   CONFIDENTIALITY AND NON-DISCLOSURE COVENANT
                   -------------------------------------------

         During the Term of this Agreement, Radiologist hereby acknowledges that he will obtain and be entrusted with unpublished and material confidential and proprietary information relating to the Company's (for purposes of this Section 10, this shall include Premier, any affiliated entity, and any entity which owns, operates or manages a Covered PET Center), prospective locations or sites for Additional PET Centers, present and proposed business and operations of the Company and the PET Centers and Additional PET Centers, including, without limitation, financial information relating to the present and proposed business and operations with respect to the Company, Premier and such imaging centers, the cost and pricing of the Company's and Premier's services, proposed acquisitions of the Company, the terms of all material agreements to which the

Company or Premier are parties and/or otherwise relating to all of such imaging centers, and the sources and terms of the Company's and Premier's existing or proposed debt, equity or equipment financing. All of such information that may be obtained by Radiologist shall, for purposes hereof, be referred to herein as "Confidential Information". Radiologist hereby agrees that, unless the Confidential Information becomes publicly known through legitimate origin not involving any improper act or omission of Radiologist, neither he, nor any entity or person owned or controlled directly or indirectly by him, shall, during the Term of this Agreement or thereafter, use for his own benefit or for the benefit of others for any purpose and in any manner whatsoever, divulge to any person, firm, corporation or other entity or otherwise publish or disclose any Confidential Information (except as necessary in connection with the performance of Radiologist's services under this Agreement). This Section 10 shall survive the expiration or termination of this Agreement. Notwithstanding the foregoing, Radiologist shall not be in breach of this covenant with respect to any use or disclosure of any Confidential Information by him which is or becomes available in the public domain or is required as a result of any legal process served upon him in any judicial or administrative proceeding (provided that Radiologist provides prompt notice of any such process served upon him in order to enable the Company to timely contest the same, at its expense), or was obtained by Radiologist from a third party without such third party's breach of agreement or obligation of trust.

                                   ARTICLE 11
                        NON-COMPETITION; NON-SOLICITATION
                        ---------------------------------

         11.1. Radiologist acknowledges and recognizes the highly competitive nature of the business and proposed business of the Company and hereby agrees that, during the Term hereof and for a period of one year after the expiration or any earlier termination of the Term of this Agreement (other than any such earlier termination by Radiologist pursuant to the provisions of Section 4.3(g) hereof) (such period to be referred to hereinafter as the "Applicable Period"), he will not, directly or indirectly, on his own behalf or in the service of or on behalf of others, whether as an officer, director, stockholder, partner, trustee, principal, employee, consultant, agent, or owner of any capital stock, partnership interest or other interest in any corporation, partnership or other entity, or in any other capacity, own an interest in, perform any services or conduct any activity for or on behalf of any entity (including any institution) which is engaged in reading and interpreting diagnostic imaging scans for any entity which owns, operates, or manages a diagnostic imaging center or other facility providing PET and/or magnetic resonance imaging services ("MRI") and which is located or provides services to patients within an area consisting of a twenty-five (25) mile radius of any facility which is owned and/or operated and/or managed, in whole or in part, by the Company (for these purposes to include Premier, and any subsidiary or affiliate of the Company or Premier) (a "Facility"), (such prohibited activities being referred to herein as a "Precluded Business Activity"). Radiologist acknowledges that, due to the nature of the Company's business, it is essential to provide for as broad a geographical limitation as possible with respect to the aforementioned covenant inasmuch as the Company will make substantial capital investments in and commitments for each of its aforementioned Facilities. Without limiting the generality of the foregoing, it is expressly understood and agreed that although

Radiologist and the Company consider the restrictions contained in this Section
11.1 to be reasonable, the Radiologist agrees that in the event it is finally judicially determined by a court of competent jurisdiction that the specified time period or geographical area or scope of the foregoing restriction is unreasonable, arbitrary, or against public policy, contrary to law, invalid and unenforceable, the remaining provisions of this Agreement (including the remaining provisions of this Section) shall not be rendered void, shall not be affected thereby and shall remain in full force and effect and the provisions hereof which are the subject of any such judicial determination shall be deemed amended to apply to any such lesser time period, geographical area, or scope which is judicially determined or indicated to be reasonable, non-arbitrary and not violative of public policy, not contrary to law, invalid and/or unenforceable and such provisions, as modified, may be enforced by the Company against the Radiologist in accordance with the terms hereof. Notwithstanding the foregoing, nothing contained in this Section is intended to nor shall preclude the ownership by Radiologist of not more than five (5%) percent of the outstanding securities of any publicly owned corporation or other entity engaged in a Precluded Business Activity, provided that such ownership is solely for investment purposes and is not coupled with any working relationship between Radiologist and such corporation or entity.

         11.2. Radiologist will not, at any time during or after the Term hereof, directly or indirectly, (i) solicit the business of any referring physician, client or customer or partner (i.e., any equity owner of any imaging facility owned, operated or managed by the Company, Premier, or any subsidiary or affiliate of the Company) of the Company for purposes of performing PET or MRI procedures, or (ii) solicit, interfere with, or endeavor either to cause any employee, agent, consultant, customer or supplier of the Company or any such entity to leave his or her employment with the Company, or terminate its relationship with the Company or any such entity, or (iii) induce or attempt to induce any such employee, agent, consultant, customer or supplier to breach any employment agreement or other agreement or arrangement that such employee, agent, consultant, customer, or supplier may have with the Company or any such entity.

         11.3. Radiologist hereby acknowledges that the provisions of Section 10 and of this Section 11 are necessary for the protection of the Company's business and goodwill and are considered by Radiologist to be fair and reasonable. Radiologist further acknowledges that he has fully and carefully reviewed, considered and understands all of the restrictions imposed upon him under Section 10 and this Section 11. Accordingly, Radiologist hereby acknowledges and agrees that in the event of any actual or threatened breach by him of the provisions of Section 10 and/or this Section 11, there will be no adequate remedy at law for any such breach or threatened breach and that any such breach or threatened breach may cause irreparable harm to the Company and, therefore, Radiologist hereby consents in any such instance to the granting of injunctive or other equitable relief to the Company, as a non-exclusive remedy, in any court of competent jurisdiction, without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy at a law or posting a bond therefor.

         11.4. Radiologist hereby represents and warrants to the Company that the only restrictive covenants that Radiologist is bound by as of the date hereof are set forth on Exhibit A hereto.

                                   ARTICLE 12
                                     RECORDS
                                     -------

         The ownership and right of control of all books, records, reports and supporting documents prepared in connection with the interpretation of all Imaging Scans and all documents in support of or relating thereto shall be and remain the sole property of the Company. Radiologist hereby agrees that, upon the termination or expiration of this Agreement, it will promptly return to the Company all such books, records, reports and supporting documents which are then in Radiologist's possession or under its control. During and after the Term of this Agreement, the Company shall, consistent with applicable laws, rules and regulations, cooperate with Radiologist's requests for access to such records and shall provide copies of such records at no charge to the Radiologist as the Radiologist may reasonably require from time to time in order to evaluate a case at the request of a patient, answer a subpoena, or defend a lawsuit (except as otherwise prohibited by applicable law).

                                   ARTICLE 13
                                 INDEMNIFICATION
                                 ---------------

         13.1. The Company shall indemnify and fully defend, save and hold harmless Radiologist, if Radiologist shall at any time or from time to time during the Term hereof suffer any damage, liability, loss, cost or expense (including all reasonable attorneys' fees and expenses of counsel reasonably satisfactory to the Company) (collectively, the "Losses") arising out of or resulting from:

                  (a) any untruth or inaccuracy in any representation or warranty of the Company, or the breach of any representation or warranty of the Company, contained in this Agreement; or

                  (b) any failure of the Company to perform or observe any term, provision, covenant or agreement contained in this Agreement.

         13.2. Radiologist shall indemnify and fully defend, save and hold harmless the Company and Premier, if the Company or Premier shall at any time or from time to time suffer any Losses arising out of or resulting from:

                  (a) any untruth or inaccuracy in any representation or warranty of Radiologist, or the breach of any representation or warranty of Radiologist, contained in this Agreement; or

                  (b) any failure of Radiologist to properly perform his Services under this Agreement, or any failure to perform or observe any term, provision, covenant or agreement contained in this Agreement.

         13.3. If, with respect to a third party, an event occurs or is alleged to have occurred and either party hereto asserts that the other has become obligated to provide indemnification under this Article 13 (an "Indemnity Claim"), the party seeking indemnification (the "Indemnitee") shall give written notice promptly to the indemnifying party (the "Indemnitor"). The failure to so notify Indemnitor shall not, however, release Indemnitor from any obligation or liability it may have to such Indemnitee under this Section unless such failure materially prejudices Indemnitor. Indemnitor agrees to defend, contest or otherwise protect the Indemnitee against any Indemnity Claim at Indemnitor's sole cost and expense. The Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnitee's choice and shall in any event cooperate with and assist Indemnitor to the extent reasonably possible. If Indemnitor fails to timely defend, contest or otherwise protect against such Indemnity Claim, the Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnitee shall be entitled to recover the entire cost thereof from Indemnitor, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such Indemnity Claim , and Indemnitor shall be bound by any determination made in such Indemnity Claim or any compromise or settlement effected by the Indemnitee. If Indemnitor assumes the defense of any Indemnity Claim , (a) it will be conclusively established for purposes of this Agreement that the claims made in that Indemnity Claim are within the scope of and subject to indemnification hereunder, (b) no compromise or settlement of such claims may be effected by Indemnitor without the Indemnitee's written consent unless (i) there is no finding or admission of any violation of federal, state, local, municipal, foreign, international, multinational or other administrative order, law, ordinance, principal of common law, regulation, statute or treaty or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee and (ii) the sole relief provided is monetary damages that are paid in full by Indemnitor; and (c) the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its written consent. Notwithstanding anything to the contrary contained in Sections 13.1, 13.2 or in this Section 13.3, if any Indemnitee settles or compromises any Indemnity Claim without Indemnitor's prior written consent, Indemnitor shall have no obligation for indemnification under Sections 13.1,
13.2 or this Section 13.3.

                                   ARTICLE 14
                                  MISCELLANEOUS
                                  -------------

         14.1. This Agreement constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, between the parties hereto with respect to the subject matter hereof (including that certain Letter of Intent dated as of October 11, 2005 between Radiologist and the Company). This Agreement may not be changed or modified except by an instrument in writing signed by the party to be bound thereby.

         14.2. All notices, consents, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, receipt acknowledged, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties hereto as follows (or to such other address and/or to such other persons as either of the parties hereto shall specify by notice given in accordance with this provision):

                  (a)      If to the Company:

                           The Sagemark Companies Ltd.
                           1285 Avenue of the Americas, 35th Floor
                           New York, New York 10019
                           Attn: Chief Executive Officer

                           With a copy to:

                           Premier P.E.T. Imaging International, Inc.
                           4710 N.W. Boca Raton Boulevard
                           Suite 200
                           Boca Raton, Florida 33431
                           Attn:  George W. Mahoney, Chief Financial Officer

                           With a copy to:

                           Robert L. Blessey, Esq.
                           51 Lyon Ridge Road
                           Katonah, New York 10536

                  (b)      If to Radiologist:

                           Michael Fagien, M.D.
                           7426 Floranada Way
                           Delray Beach, Florida 33446

                           With a copy to:

                           Philip M. Sprinkle II, Esq.
                           Kaufman & Canoles
                           Three James Center, 12th Floor
                           1051 East Cary Street
                           Richmond, Virginia 23219

         Except as otherwise expressly provided elsewhere in this Agreement, all such notices, consents, requests, demands and other communications shall be deemed given when personally delivered as aforesaid, or, if mailed as aforesaid, on the earlier of (i) the date of receipt or rejection by the addressee, or (ii) the third business day after the date of mailing thereof, except for a notice of a change of address which shall be effective only upon receipt.

         14.3. Neither party hereto may assign this Agreement or their respective rights, benefits or obligations hereunder without the written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, administrators, executors and permitted assigns. Nothing contained herein is intended to confer upon any person or entity, other than the parties hereto, and their respective successors, heirs, personal representatives, administrators, executors or permitted assigns, any rights, benefits, obligations, remedies or liabilities under or by reason of this Agreement.

         14.4. No waiver of this Agreement shall be effective unless in writing and signed by the party to be bound thereby. The waiver by either party hereto of a breach of any provision of this Agreement, or of any representation, warranty, or covenant in this Agreement by the other party hereto shall not be construed as a waiver of any subsequent breach or of any other provision, representation, warranty, or covenant of such other party, unless the instrument of waiver expressly so provides.

         14.5. This Agreement shall be governed by and construed in accordance with the laws of the State of New York with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof. The parties hereto hereby agree that, in the event of any action or proceeding brought by the Company against Radiologist to enforce the provisions of this Agreement, such action or proceeding may be brought in a Federal or state court located in New York County, New York. If, however, Radiologist commences any action or proceeding against the Company to enforce the terms of this Agreement, any such action or proceeding may be commenced in a Federal or state court located in Palm Beach County, Florida. By their execution hereof, each of the Company and Radiologist hereby consent and irrevocably submit to the in personam jurisdiction of such Federal and state courts and agree that any process in any such action or proceeding commenced in any such court under this Agreement may be served upon him, or it, as applicable, personally, by certified or registered mail, return receipt requested, or by Federal Express or other courier service, with the same full force and effect as if personally served upon him or it in New York County or Palm Beach County, as applicable. Each of the parties hereto hereby waives any claim that the jurisdiction of any such court is not a convenient forum for any such action or proceeding and any defense of lack of in personam jurisdiction with respect thereto. In the event of any action or proceeding under this Agreement, the party prevailing therein shall be entitled to payment from the other party hereto of all of its costs in connection therewith, including its counsel fees and disbursements.

         14.6. The parties hereto hereby agree that, at any time and from time to time during the Term hereof, upon the reasonable request of the other party hereto, they shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required to more effectively consummate this Agreement and the transactions contemplated thereby or to confirm or otherwise effectuate the provisions of this Agreement.

         14.7. If any term or provision of this Agreement, or the application thereof to any person or circumstance, is finally determined by a court or to any extent to be illegal, invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held illegal, invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted hereunder and by law.

         14.8. The parties to this Agreement hereby acknowledge that they have been represented by separate counsel in connection with the negotiations and execution of this Agreement.

         14.9. The Section headings contained in this Agreement are for the purpose of convenience only and are not intended to define or limit the contents of said Sections.

         14.10. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.

WITNESS:                                    THE SAGEMARK COMPANIES LTD.

/s/ GEORGE W. MAHONEY                       By: /s/ THEODORE B. SHAPIRO
-------------------------------                 --------------------------------
                                                Theodore B. Shapiro, President
                                                and Chief Executive Officer

WITNESS:

/s/ LORI B. FAGIEN                              /s/ MICHAEL FAGIEN
-------------------------------                 --------------------------------
                                                Michael Fagien, M.D.

                                    EXHIBIT A
                                    ---------

                     RADIOLOGIST'S NON-COMPETE RESTRICTIONS
                     --------------------------------------

         (a) Pursuant to that certain Professional Services Agreement dated effective as of May 1, 2005 by and between RCOA Florida I, LLC ("RCOA Florida") and ADIP, Radiologist is bound by a covenant not to solicit that will be valid and in full force and effect from two (2) years following the date on which such agreement is terminated, and that prohibits ADIP and its employed or retained radiologists including Radiologist from (i) soliciting or inducing employees or agents of RCOA Florida to terminate their relationship with RCOA Florida or to engage in any activity that would violate any of the following, (ii) soliciting or inducing hospitals, diagnostic imaging centers, physicians, patients, providers or other current customers of RCOA Florida ("Clients") to terminate their relationship with RCOA Florida, or to do business with any other entity engaged in any aspect of the providing of mobile or fixed-site PET/CT imaging services, (iii) interfering with or disrupting or attempting to disrupt, or the taking of any action that could reasonably be expected to disrupt any past or present or prospective relationship, contractual or otherwise, between RCOA Florida and a Client or any other entity with which RCOA Florida or any of its subsidiaries do business or (iv) assisting others to engage in any of the foregoing activities. These provisions have no effect on the activities of Radiologist outside a fifteen (15) mile radius of the center (the "Territory") located at 16110 Jog Road, Suite 200, Delray Beach, Florida (the "Center") provided the solicitations of Clients inside the Territory are confined to periodicals or newspapers of general circulation and/or involve Clients with which Radiologist had and can prove he had an existing professional relationship prior to the Client becoming a Client of RCOA Florida;

         (b) Pursuant to that certain Sublease Agreement by and between RCOA Florida and ADIP that is currently in effect and continuing for the period of the sublease as well as a period of two (2) years following its expiration or termination, ADIP (i) may not, directly or indirectly (and therefore includes Radiologist) provide the professional or technical components of PET or PET/CT services or own, lease, manage, invest, control, participate in, consult with, render services for, or in any manner engage in any business that provides mobile or fixed PET or combined PET/CT services within the Territory, and (ii) may not solicit or attempt to hire away any employee or agent of RCOA or otherwise encourage or attempt to encourage any employee or agent of RCOA to leave its employment with RCOA or cease to provide services to RCOA.

         (c) Pursuant to that certain Professional Services Agreement by and between National PET and Radiologist dated October 22, 2002 and as amended by that First Amendment dated effective January 1, 2004, Radiologist shall not, for a period of one year from October 22, 2005, provide professional services ("Professional Services" [defined to mean (A) receiving, reading and interpreting PET Scan Data ("PET SCAN READING"), (B) dictating and overseeing accurate transcription of appropriate reports and other related information arising from PET SCAN READING, (C) preparation and filing of additional or supplementary reports as may be required or appropriate for accuracy, improved patient care, licensure, accreditation, reimbursement or other purposes or (D) consult with other physicians and others as may be necessary or appropriate to provide service, care, diagnoses, interpretation and treatment to patients] to any business, company, or entity that competes with National PET within a twenty five (25) mile radius of any of the following National PET facilities: National PET Scan Broward, LLC, National PET Scan Dade, LLC, National PET Scan Duval, LLC and National PET Scan Pinellas, LLC. This restriction does not prohibit Radiologist from owning a facility that competes with National PET as long as Radiologist does not personally compete. Furthermore, this restriction does not apply to Radiologist's provision of services to RCOA Florida or any affiliate, subsidiary, successor or assign of RCOA Florida. Finally, this restriction will earlier end as to any of such specific National PET facilities if any such facility no longer engages predominantly in PET imaging